Press Release	Source: Thomas Equipment, Inc.

Thomas Equipment, Inc. Announces Closing With Thomas Equipment 2004, Inc. & Thomas Ventures, Inc.
Tuesday November 9, 4:15 pm ET
Thomas Equipment 2004, Inc. and Thomas Ventures, Inc. Acquired by Thomas Equipment, Inc.

CAPE CANAVERAL, FL--(MARKET WIRE)--Nov 9, 2004 -- Frank P. Crivello, managing member, Crivello Group, LLC ("CG"), announced in September, 2004 that Thomas Equipment 2004, Inc. and Thomas Ventures, Inc., ("Thomas") entities formed for this acquisition, reached an agreement with Thomas Equipment, Ltd. to acquire substantially all of the operating assets of Thomas Equipment, Ltd. Thomas Equipment, Ltd. manufactures and distributes a full line of skid steer and mini skid steer loaders as well as attachments, mobile screening plants and six models of mini excavators through a worldwide network of dealers and distributors. In addition to its industrial and construction products, it manufactures a complete line of potato harvesting and handling equipment. Thomas Equipment, Ltd. is a wholly owned subsidiary of McCain Group, Ltd. McCain is an international holding corporation focused on the frozen food industry. For about forty years McCain owned and operated Thomas Equipment Ltd. Recently, McCain's Board of Directors recognized that the Thomas operation was not a core business activity and agreed to divest of these assets.

On November 9, 2004, Thomas closed a transaction with Thomas Equipment, Inc., f\k\a Maxim Mortgage Corporation (OTC BB:TEQI.OB - News) pursuant to which Thomas became a wholly owned subsidiary of TEQI. The shareholders of Thomas received approximately 85 percent of the total outstanding shares of TEQI and Laurus Master Fund, Ltd. ("Laurus Funds") was issued 9.9 percent of the total outstanding shares of TEQI. Laurus provided $22,000,000 in financing to TEQI, which included funds for the acquisition of Thomas, as well as accounts receivable financing for operations and future activities. Laurus Funds is a New York City-based institutional fund specializing in providing financing to growing, small and micro-capitalization companies. Prior to this closing, TEQI completed a 1-for-40 reverse stock split of its outstanding common stock. In addition, the current officers and directors of Thomas assumed similar positions with TEQI.

"Laurus Funds helped us take a significant step in advancing our business plan with their financing and this closing," said Clifford Rhee, president and director of Thomas and TEQI. "Fiscal 2004 sales were C$78,000,000. We are now poised for continued expansion, both through acquisitions and via organic growth. Our mission is to make Thomas a leading international manufacturer in each of its product lines."

TEQI Chairman David M. Marks stated: "The closing of this transaction was integral to our overall acquisition strategy in this space. Cliff and I are confident we will create tremendous shareholder value as we continue to build the Thomas business."

CG Managing Member and TEQI's largest single shareholder Frank P. Crivello stated: "We were pleased to negotiate the agreement between Thomas and TEQI. Thomas' counsel, Sichenzia Ross Friedman Ference LLP, http://www.srffllp.com/, closed the transaction. TEQI's management was cooperative and professional."

About Thomas Equipment Inc. ("TEQI"): Thomas Equipment Inc., www.thomasequipment.net and www.thomasloaders.com, manufactures and distributes a full line of skid steer and mini skid steer loaders as well as attachments, mobile screening plants and six models of mini excavators through a worldwide network of dealers and distributors. In addition to its industrial and construction products, it manufactures a complete line of potato harvesting and handling equipment.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of either TEQI could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.